BRISTOL WEST HOLDINGS, INC.

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION AND STOCK AWARD PLAN

PURPOSE

The purpose of this Bristol West Holdings, Inc. Non-Employee Directors’ Deferred Compensation and Stock Award Plan is to provide individuals who are not employees of Bristol West Holdings, Inc. or its subsidiaries who serve as members of the Board (as defined below) an opportunity to defer payment of all or a portion of their Fees (as defined below) and to receive current payment of all or a portion of their Fees in Shares (as defined below) in accordance with the terms and conditions set forth herein.

ARTICLE I

DEFINITIONS

1.1	"Affiliate" means any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or a shareholder of the Company has an interest.

1.2	"Board" means the Board of Directors of the Company.

1.3	"Beneficial Owner" means a "beneficial owner," as such term is defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (or any successor rule thereto), which shall in any event include having the power to vote (or cause to be voted) pursuant to contract, irrevocable proxy or otherwise, and which, for purposes of the calculation under clause (y) of the definition of Change in Control, shall be deemed to include shares that any such Person or Group has a right to acquire, whether such right is exercisable immediately or only after the passage of time.

1.4	"Change in Control" means the occurrence of any of the following events:

(i) a sale of all or substantially all of the assets of the Company to a Person or Group that is not Kohlberg Kravis Roberts & Co. or an Affiliate thereof (collectively, the "KKR Partnerships");

(ii) a sale by any member of the KKR Partnerships resulting in more than 50% of the voting stock of the Company being held by a Person or Group that is not a member of the KKR Partnerships; or

(iii) a merger, consolidation, recapitalization or reorganization of the Company with or into another Person which is not a member of the KKR Partnerships;

and following any of the foregoing events in clause (ii)-(iii), (x) the KKR Partnerships no longer have the ability, without the approval of a Person or Group or an Affiliate of the Company that is not a member of the KKR Partnerships, to elect a majority of the Board (or the resulting entity in the transaction) and (y) any Person or Group who is not a member of the KKR Partnerships is or becomes the Beneficial Owner, directly or indirectly, in the aggregate, of a greater percentage of the total voting power of the Company than that held, directly or indirectly, in the aggregate, by the KKR Partnerships.

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1.5	"Committee" means the Compensation Committee of the Board or such other committee as may be appointed by the Board.

1.6	"Company" means Bristol West Holdings, Inc., a Delaware corporation.

1.7	"Director" means a member of the Board who is not an employee of the Company or any of its subsidiaries.

1.8	"Fair Market Value" means, if the Shares are traded on NASDAQ, the Fair Market Value of the Shares as of any date of determination shall be the closing sale price on that date of a Share as reported in the NASDAQ National Market Issues quotations of the New York City Edition of the Wall Street Journal. If the Shares are traded on the New York Stock Exchange, the Fair Market Value of the Shares as of any date of determination shall be the closing sale price on that date of a Share as reported on the New York Stock Exchange Composite Tape (or, if the Shares are not traded on NASDAQ or the New York Stock Exchange, as applicable, on such date, on the next preceding date on which it was so traded); and if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

1.9	"Fees" means amounts (including any annual retainer, which is generally payable in quarterly installments in cash, or upon the election of a Director, in Shares) earned for serving as a member of the Board or any Committee.

1.10	"Group" means a "group" as such term is used in Sections 13(d) and 14(d) of the Act, acting in concert.

1.11	"Shares" means the common shares of the Company, par value $0.01 per share.

1.12	"Person" means a "person," as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

1.13	"Plan" means this Bristol West Holdings, Inc. Non-Employee Directors’ Deferred Compensation and Stock Award Plan, as it may be amended from time to time.

1.14	"Share Account" means the account created by the Company pursuant to Article III of this Plan in accordance with an election by a Director to defer Fees and receive share-related compensation under Article II hereof.

1.15	"Year" shall mean calendar year.

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1.16	"He", "Him" or "His" shall apply equally to male and female members of the Board.

ARTICLE II

ELECTION TO DEFER

2.1	A Director may elect, on or before December 31 of any Year, to irrevocably defer payment of all or a specified part of all Fees earned during the Year following such election and succeeding Years (until the Director ceases to be a Director or elects (in writing) to change such election); provided, however, that with respect to Year 2004 a Director may elect, before the first day of the fiscal quarter following the fiscal quarter in which this Plan becomes effective, to defer all or a specified part of all Fees earned on or after the date of adoption of this Plan (and which have not been paid to him). Any person who shall become a Director during any Year, and who was not a Director of the Company on the preceding December 31, may elect, before the Director’s term begins, to defer payment of all or a specified part of such Fees earned during the remainder of such Year and for succeeding Years. Any Fees deferred pursuant to this Section 2.1 shall be paid to the Director at the time(s) and in the manner specified in Article IV hereof.

2.2	The election to participate in the deferred compensation portion of the Plan shall be designated by submitting a letter in the form attached hereto as Appendix A (the "Election Form") to the Secretary or Assistant Secretary of the Company.

2.3	The deferral election shall continue from Year to Year unless the Director changes such election by written request delivered to the Secretary or Assistant Secretary of the Company at least one (1) month prior to the commencement of the Year for which such changed election shall be effective. If the Director amends his existing election to defer Fees in order to receive Fees in cash or in Shares following each fiscal quarter, such Director may not subsequently re-elect to defer payment of Fees for at least one (1) Year.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

3.1	The Company shall maintain separate accounts on its books and records for the Fees deferred by each Director, based on the elections each Director has made.

3.2	If a Director has elected to defer a portion of his Fees, the Company shall credit, on the tenth day after the Company announces its quarterly results, an account (the "Share Account") established for each Director with the number of hypothetical Shares equal to (x) the deferred Fees otherwise payable to the Director in such fiscal quarter as to which an election to receive share-related deferred compensation has been made, divided by (y) the average Fair Market Value of the Shares over the applicable fiscal quarter.
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3.3	The Company shall credit, on the date that any dividends are paid with respect to the hypothetical Shares, the Share Account of each Director who has elected to defer Fees with the number of hypothetical Shares equivalent to (x) the product of (a) the amount of any dividend paid, multiplied by (b) the number of hypothetical Shares represented in the relevant Director’s Share Account, divided by (y) the Fair Market Value on the dividend payment date.

3.4	If adjustments are made to the authorized or issued share capital of the Company as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment shall also be made in the number of hypothetical Shares credited to the Directors’ Share Account.

3.5	The value of such Shares shall be computed to two decimal places.

3.6	This Plan is intended to be a non-qualified, unfunded deferred compensation arrangement. Nothing contained herein shall be deemed to give a Director, a Director’s beneficiary or any other Person any interest in the assets of the Company or create any kind of fiduciary relationship between the Company and any such Person. Notwithstanding the foregoing, following the effective date of the Plan, the Company may establish a "rabbi trust" or any other arrangement it wishes in order to provide for the payment of obligations arising under the Plan, so long as it does not constitute funding for purposes of the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended. To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE IV

PAYMENT OF DEFERRED COMPENSATION

4.1	Amounts contained in a Director’s Share Account shall be distributed beginning upon the earliest of the (i) first day of the Year following any removal or separation from the Board; (ii) termination of this Plan; and (iii) date that a Director designates on the Election Form as the date of distribution. The total amounts credited to a Director’s Share Account shall be paid in Shares (equal to the number of hypothetical Shares that have accumulated in the Director’s Share Account pursuant to Article III), unless the Company elects to pay total amounts credited to a Director’s Share Account in cash.

4.2	Each Director shall have the right to designate a beneficiary who is to succeed to his right to receive payments hereunder in the event of his death. Any designated beneficiary shall receive payments in the same manner as the Director would have received payments if he had lived. In case of a failure of designation or the death of a designated beneficiary without a designated successor, the balance of the amounts contained in the Director’s Share Account shall be payable in accordance with Section 4.1 to the Director’s or former Director’s estate in full on the first day of the Year following the Year in which he dies. No designation of beneficiary or change in beneficiary shall be valid unless in writing signed by the Director and filed with the Secretary or Assistant Secretary of the Company.
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ARTICLE V

STOCK AWARDS

5.1	A Director may elect, on or before December 31 of any Year, to irrevocably receive currently in Shares payment of all or a specified part of all Fees earned during the Year following such election and succeeding Years (until the Director ceases to be a Director or elects (in writing) to change such election); provided, however, that with respect to Year 2004 a Director may elect, before the first day of the fiscal quarter following the fiscal quarter in which this Plan becomes effective, to receive currently in Shares all or a specified part of all Fees earned on or after the date of adoption of this Plan (and which have not been paid to him). Any person who shall become a Director during any Year, and who was not a Director of the Company on the preceding December 31, may elect, before the Director’s term begins, to receive current payment in Shares of all or a specified part of such Fees earned during the remainder of such Year and for succeeding Years. Any Fees paid currently in Shares pursuant to this Section 5.1 shall be paid to the Director in the manner specified in Section 5.3 hereof.

5.2	The election to participate in the stock award portion of the Plan shall be designated on the Election Form.

5.3	The election of a Director to receive all or a portion of his Fees currently in Shares shall continue from Year to Year unless the Director changes such election by written request delivered to the Secretary or Assistant Secretary of the Company at least one (1) month prior to the commencement of the Year for which such changed election shall be effective.

5.4	If a Director has elected to receive a portion of his Fees currently in Shares, the Company shall issue to the Director or purchase in the open market on behalf of the Director, on the tenth day after the Company announces its quarterly results, Shares equal to (x) the Fees otherwise payable to the Director in such fiscal quarter as to which an election to receive Shares currently has been made, divided by (y) the average Fair Market Value of the Shares over the applicable fiscal quarter.

ARTICLE VI

ADMINISTRATION; INTERPRETATION; SHARES

AVAILABLE FOR DISTRIBUTION

6.1	The Committee shall administer and interpret the Plan in its sole discretion, and the Company shall maintain the Plan at its expense. All decisions made by the Committee with respect to issues hereunder shall be final and binding on all parties.

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6.2	Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary, and any such benefit or payment shall not be subject to alienation, sale, transfer assignment or encumbrance.

6.3	The number of Shares available for distribution in respect of the payment of Share Accounts shall be 125,000 authorized Shares as of the effective date of this Plan. The Company may, but shall not be obligated to, reserve Shares, purchase Shares in the open market, and issue Shares for the purpose of providing for the payment of obligations arising under this Plan.

ARTICLE VII

AMENDMENT OF PLAN; GOVERNING LAW; CHANGE IN CONTROL

7.1	The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination shall apply to the payment to any Director or beneficiary of a deceased Director of any amounts previously credited to a Director’s Share Account.

7.2	This Plan shall be governed by and construed and enforced in accordance with the laws of Delaware.

7.3	In the event of a Change in Control, all amounts contained in each Director’s Share Account shall be distributed (in a lump sum, cash payment or in Shares, as the Director shall elect on the Election Form) within thirty (30) days after the occurrence of a Change in Control.

Effective the 15th day of April, 2004.

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APPENDIX A

BRISTOL WEST HOLDINGS, INC.

DIRECTOR ANNUAL RETAINER ELECTION NOTICE

Date_____________

I hereby elect to defer receipt of all or a portion of my Director’s Fees (as defined in the Bristol West Holdings, Inc. Non-Employee Directors’ Deferred Compensation and Stock Award Plan) (the "Plan"), commencing on July 1, 2004 and for all succeeding calendar years ("Years") commencing January 1, 2005, in accordance with my elections indicated below.

I elect to have my Director’s Fees (including Committee Fees, if any) deferred as follows (fill in appropriate percentage below):

(a)  _______% of the aggregate Director’s Fees shall be deferred to my Share Account (as defined in the Plan), to which Bristol West Holdings, Inc. (the "Company") shall credit hypothetical Shares (as defined in the Plan) in the manner set forth in the Plan.

I understand that my election above to defer all or a portion of my Director’s Fees shall continue from one Year to the next, unless I change my election in writing at least one (1) month prior to the commencement of the Year in which I would like my changed election to be effective. I also understand that my Share Account generally shall become payable on the earlier to occur of (i) the first day of January following my separation from the Board or (ii) the date on which I elect to receive payment of my deferred Fees (the "Election Date") (my Election Date, if any, shall be _______________), and in any event within thirty (30) days after the occurrence of a Change in Control (as defined in the Plan). I elect to receive the payments due to me pursuant to the Plan in the event of a Change in Control as follows (check the method desired below):

_______ in a cash, lump sum payment

_______ in Shares

The remainder of my Director’s Fees shall not be deferred into hypothetical Shares, and shall be payable to me currently as follows (fill in the appropriate percentage below):

(b)  _______% of my Director’s Fees that I have elected not to defer shall be paid to me in arrears directly in cash as they accrue;

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(c)  _______% of my Director’s Fees that I have elected not to defer shall be paid to me in arrears directly in Shares as they accrue, in accordance with the Plan.

I understand that (i) to the extent I make no election under this election notice or do not designate the manner in which any portion of my Director’s Fees that I elect to receive currently shall be payable to me, I will receive such portion(s) of my Director’s Fees in cash; (ii) all elections I have made above with respect to current receipt of my Fees applicable to a particular Year may not be amended or revoked with respect to such Year, but may be amended for subsequent Years to the extent I change my election at least one (1) month prior to the commencement of the Year in which I would like my changed election to be effective, and (iii) if I amend my existing election to defer Fees in order to receive Fees in cash and/or in Shares following each fiscal quarter, I may not subsequently re-elect to defer payment of Fees for at least one Year.

In the event of my death prior to receipt of all or any balance of such Fees and dividends, if any, thereon so accumulated, I designate ______________________ as my beneficiary to receive Shares (or, if applicable, the funds) payable.

Acknowledged and Agreed this __ day of __________, 2004.

____________________________

Director

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